ANI Pharmaceuticals Reports Record Net Revenues of $10.5 million, EPS from continuing operations of $0.35, and Adjusted Non-GAAP EBITDA of $3.9 Million for the Fourth Quarter Ended December 31, 2013

Baudette, Minnesota (February 18, 2014) – ANI Pharmaceuticals, Inc. (“ANI”) (NASDAQ: ANIP) today reported financial results for the three and twelve months ended December 31, 2013.

Fourth quarter highlights include:

•	Fourth quarter record net revenues of $10.5 million, an increase of 98% as compared to $5.3 million for the same period in 2012.

•	Fourth quarter net income from continuing operations of $3.4 million and EPS from continuing operations of $0.35.

•	Fourth quarter adjusted non-GAAP EBITDA of $3.9 million, up from a $0.3 million loss in the same period in 2012.

•	ANI announced the acquisition of 31 generic products from Teva Pharmaceuticals.

Full year highlights include:

•	2013 net revenues of $30.1 million increased 48% as compared to $20.4 million in 2012.

•	2013 adjusted non-GAAP EBITDA of $7.5 million increased 417%, as compared to $1.5 million for 2012.

•	ANI completed its merger with BioSante Pharmaceuticals.

Net revenues and Adjusted
Non-GAAP EBITDA	Three months ended		Year ended
(in thousands)	December 31,		December 31,
	2013	2012	2013	2012
Net revenues	$10,532	$5,321	$30,082	$20,371
Adjusted Non-GAAP EBITDA(a)	$3,930	$(274)	$7,512	$1,454

(a) See Table 2 for US GAAP reconciliation.

Arthur S. Przybyl, President and CEO, stated, "2013 was an exciting and important year for ANI.  We went public via a merger that also resulted in us acquiring $18 million in net cash and a future royalty stream for a testosterone gel product.  Using a portion of that cash, we acquired 31 products from Teva Pharmaceuticals, expanding our existing line from 7 to 38 products. We paid Teva $8.5 million early last month and expect to pay the remaining $4 million shortly from cash on hand. We hope to launch the first of those products in the fourth quarter of 2014. We achieved record net revenues and profitability in the second half of the year, through organic growth, favorable market dynamics and price increases. We look forward to continuing our momentum in 2014.”

Fourth Quarter Results

For the three months ended December 31, 2013, ANI reported net revenues of $10.5 million, an increase of 98% from $5.3 million for the same period last year. The increase in revenues was primarily due to a 170% increase in net prescription sales, from $3.3 million to $8.8 million, primarily due to increased sales of and price increases for the Company’s Esterified Estrogen with Methyltestosterone Tablet (“EEMT”) product. This was partially offset by a 16% decrease in contract sales and royalties from $2.1 million to $1.7 million. Net revenue for the three months ended December 31, 2013 included a $0.5 million non-recurring milestone payment.

Adjusted non-GAAP EBITDA was $3.9 million for the three months ended December 31, 2013, compared to ($0.3) million for the same period in the prior year. For a reconciliation of Adjusted non-GAAP EBITDA to GAAP operating income/(loss) from continuing operations, please see Table 2.

Cost of sales decreased as a percentage of net sales to 25% from 49%, primarily due to price increases for EEMT.

Research and development costs were $0.5 million, for both the three months ended December 31, 2013 and 2012.

Selling, general and administrative (“SG&A”) expenses increased to $3.4 million for the three months ended December 31, 2013 from $3.0 million in the prior year period. The increase was primarily due to public company reporting expenses. Fourth quarter 2012 SG&A expense included $0.6 million of merger-related expenses.

Operating income from continuing operations was $3.5 million for the three months ended December 31, 2013, as compared to an operating loss of $1.0 million in the prior year period. The fourth quarter 2012 operating loss from continuing operations included $0.6 million of merger-related expenses.

Net income from continuing operations was $3.4 million for the three months ended December 31, 2013, as compared to a net loss of $1.2 million in the prior year period. Diluted EPS from continuing operations for the three months ended December 31, 2013 was $0.35.

Results for Year ended December 31, 2013

For the year ended December 31, 2013, ANI reported net revenues of $30.1 million, an increase of 48% from $20.4 million for the prior year. The increase in revenues was primarily due to an 89% increase in net prescription sales, from $12.0 million to $22.7 million, primarily due to increased sales of and price increases for EEMT. This was partially offset by an 11% decrease in contract sales and royalties, from $8.4 million to $7.4 million. Net revenue in 2013 included a $0.5 million non-recurring milestone payment.

Adjusted non-GAAP EBITDA was $7.5 million for the year ended December 31, 2013, compared to $1.5 million adjusted non-GAAP EBITDA for the prior year, an increase of 417%. For a reconciliation of Adjusted non-GAAP EBITDA to GAAP operating income/(loss) from continuing operations, please see Table 2.

Cost of sales decreased as a percentage of net sales to 33% from 45%, primarily due to price increases for EEMT.

Research and development costs increased by 48% to $1.7 million in the year ended December 31, 2013, from $1.2 million in the prior year, due to increased spending on development activities related to the Company’s collaborative arrangements. ANI filed one ANDA during the year.

SG&A expenses increased to $16.4 million from $9.5 million. The increase was primarily due to merger-related expenses of $5.5 million, which included $4.4 million of non-cash equity bonuses paid to ANI executives. The increase was also due to increased public company reporting expenses. In 2012, SG&A expense included $0.9 million in merger-related expenses.

Operating income from continuing operations was $0.9 million for the year ended December 31, 2013, which included $5.5 million of merger-related expenses. ANI’s operating loss of $42 thousand for the year ended December 31, 2012 included $0.9 million of merger-related expenses.

Net income from continuing operations was $0.1 million for the year ended December 31, 2013, as compared to a net loss of $1.5 million for the prior year.

Selected Balance Sheet Data

(in thousands)

	December 31,	December 31,
	2013	2012
Cash	$11,105	$11
Non-cash Current Assets	$16,611	$8,555
Total Current Assets	$27,716	$8,566
Current Liabilities	$3,538	$7,712

As a result of the merger, ANI’s balance sheet strengthened, with $11.1 million of cash and cash equivalents at December 31, 2013. ANI’s total current assets increased by $19.1 million to $27.7 million at December 31, 2013, from $8.6 million at December 31, 2012.

On January 2, 2014, the Company paid $8.5 million to Teva Pharmaceuticals as the first installment in a transaction in which the Company acquired ANDAs for 31 products for $12.5 million. The Company expects to pay the remaining $4 million from cash on hand during the first quarter of 2014.

Total shares issued and outstanding at December 31, 2013 were 9,629,174 and 9,619,941, respectively.

ANI Product Development Pipeline

Products	ANI	Partnered	Total
At FDA	5	1	6
Development	1	6	7
Teva Products	31	0	31

The pipeline includes extended-release products, narcotics, anti-cancers, oral solutions, suspensions and solid dosage forms. These forty-four generic products address a total annual market size of approximately $1.7 billion, based on data from IMS Health.

Non-GAAP Financial Measures

Adjusted Non-GAAP EBITDA

ANI’s management considers adjusted non-GAAP EBITDA to be an important financial indicator of ANI’s operating performance, providing investors and analysts with a useful measure of continuing operation results unaffected by non-cash stock-based compensation, merger-related expenses, and differences in capital structures, tax structures, capital investment cycles, ages of related assets and compensation structures among otherwise comparable companies. Management uses adjusted non-GAAP EBITDA when analyzing Company performance.

Adjusted non-GAAP EBITDA is defined as operating income/(loss) from continuing operations, excluding depreciation, amortization, stock-based compensation expense, and merger-related operating expenses. Adjusted non-GAAP EBITDA should be considered in addition to, but not in lieu of, net income or loss reported under GAAP. A reconciliation of adjusted non-GAAP EBITDA to the most directly comparable GAAP financial measure is provided in Table 2.

About ANI

ANI is an integrated specialty pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals. In two facilities with combined manufacturing, packaging and laboratory capacity totaling 173,000 square feet, ANI manufactures oral solid dose products, as well as liquids and topicals, including narcotics and those that must be manufactured in a fully contained environment due to their potency and/or toxicity. ANI also performs contract manufacturing for other pharmaceutical companies. ANI’s targeted areas of product development include narcotics, anti-cancers and hormones (potent compounds), and extended release niche generic product opportunities. ANI’s other products include an FDA-approved testosterone gel, which is licensed to Teva Pharmaceuticals USA. For more information please visit our website www.anipharmaceuticals.com.

Forward-Looking Statements

To the extent any statements made in this release deal with information that is not historical, these are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements about the potential benefits of the recent Merger, the Company’s plans, objectives, expectations and intentions with respect to future operations and products, the anticipated financial position, operating results and growth prospects of the Company and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “plans,” “potential,” “future,” “believes,” “intends,” “continue,” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, subject to change. You should not place undue reliance on those statements because they are subject to numerous uncertainties, risks and other factors relating to the Company’s operations and business environment and other factors, all of which are difficult to predict and many of which are beyond the Company’s control.

Uncertainties and risks may cause the Company’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Uncertainties and risks include, but are not limited to, the risk that the Company may in the future face increased difficulty in importing raw materials and/or increased competition, for its Esterified Estrogen with Methyltestosterone Tablet product; competitive conditions for the Company's other products may intensify; the Company may be required to seek the approval of the U.S. Food and Drug Administration ("FDA") for its unapproved products or withdraw such products from the market; general business and economic conditions; the Company’s expectations regarding trends in markets for the Company’s current and planned products; the Company’s future cash flow and its ability to support its operations; the Company’s ability to obtain additional financing as needed; the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; and the marketing success of the Company’s licensees or sublicensees.

More detailed information on these and additional factors that could affect the Company’s actual results are described in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as its proxy statement/prospectus, filed with the Securities and Exchange Commission on May 8, 2013. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company’s current beliefs, assumptions, and expectations. ANI undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information about ANI, please contact:

Arthur S. Przybyl

(218) 634-3608

arthur.przybyl@anipharmaceuticals.com

ANI Pharmaceuticals, Inc. and Subsidiary

Table 1: US GAAP Income Statement

(unaudited, in thousands)

	Three months ended			Year ended
	December 31,			December 31,
	2013	2012		2013	2012

Net Revenues	$10,532	$5,321		$30,082	$20,371

Operating Expenses
Cost of sales (excl. depreciation and amortization)	2,684	2,632		9,974	9,167
Research and development	524	521		1,712	1,158
Selling, general and administrative	3,427	3,043		16,388	9,521
Depreciation and amortization	437	142		1,110	567

Total Operating Expenses	7,072	6,338		29,184	20,413

Operating Income/(Loss) from Continuing Operations	3,460	(1,017)		898	(42)

Other Income/(Expense)
Interest expense	-	(88)		(467)	(1,327)
Other income/(expense)	31	(50)		(305)	(241)

Net Income/(Loss) from
Continuing Operations Before Income Tax (Provision)/Benefit	3,491	(1,155)		126	(1,610)

Income tax (provision)/benefit	(103)	-		(20)	36

Net Income/(Loss) from Continuing Operations	3,388	(1,155)		106	(1,574)

Discontinued Operation
Gain on discontinued operation, net of tax	45	-		195	68

Net Income/(Loss)	$3,433	$(1,155)		$301	$(1,506)

Basic Earnings (Loss) Per Share
Continuing operations	$0.35	N/A	(1)	$(0.96)	N/A	(1)
Discontinued operation	0.01	N/A	(1)	0.04	N/A	(1)
Basic Earnings (Loss) Per Share	$0.36	N/A	(1)	$(0.92)	N/A	(1)

Basic Weighted-Average Shares Outstanding	9,506	N/A	(1)	5,071	N/A	(1)

Diluted Earnings (Loss) Per Share
Continuing operations	$0.35	N/A	(1)	$(0.96)	N/A	(1)
Discontinued operation	0.01	N/A	(1)	0.04	N/A	(1)
Diluted Earnings (Loss) Per Share	$0.36	N/A	(1)	$(0.92)	N/A	(1)

Diluted Weighted-Average Shares Outstanding	9,511	N/A	(1)	5,071	N/A	(1)

(1)	Earnings per common share is not calculable because common shareholders from ANIP Acquisition Company did not receive consideration from the June 19, 2013 Merger with BioSante Pharmaceuticals.

ANI Pharmaceuticals, Inc. and Subsidiary

Table 2: Adjusted non-GAAP EBITDA Calculation and US GAAP to Non-GAAP Reconciliation

(unaudited, in thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012

Operating Income/(Loss) from Continuing Operations	$3,460	$(1,017)	$898	$(42)

Add back
Depreciation and amortization	437	142	1,110	567

Add back
Stock-based compensation	33	-	36	-
Merger-related expenses, not already added back	-	601	5,468	929
Adjusted EBITDA	$3,930	$(274)	$7,512	$1,454